Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lyondell Chemical Company of our reports dated (i) March 16, 2005 relating to the consolidated financial statements of Millennium Chemicals Inc., which appears in Millennium Chemicals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004; and (ii) March 8, 2004, except as to the restatements described in Notes 19 and 20, which are as of August 6, 2004 and February 14, 2005, respectively, relating to the consolidated financial statements of Millennium Chemicals Inc., which is incorporated by reference in the Current Report on Form 8-K/A of Lyondell Chemical Company filed February 14, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

December 23, 2005